Exhibit 23.2




INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements Nos. 33-29914, 33-33409 and 33-62217 of American Bancorp of Nevada on Form S-8 of our report dated January 19, 1994, incorporated by reference in this Annual Report on Form 10-K of American Bancorp of Nevada for the year ended December 31, 1995.



/s/ Deloitte & Touche LLP
-------------------------


Las Vegas, Nevada
March 14, 1996